UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 17, 2009
TD AMERITRADE Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-49992	82-0543156
(State or other	(Commission File	(I.R.S. Employer
jurisdiction of	Number)	Identification Number)
incorporation)

4211 South 102nd Street
Omaha, Nebraska	68127
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (402) 331-7856
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On February 17, 2009, TD AMERITRADE Holding Corporation entered into a stock purchase agreement with Marlene M. Ricketts and the Joe and Marlene Ricketts Grandchildren’s Trust to purchase approximately 34 million shares of common stock of TD AMERITRADE for approximately $403 million in cash.  J. Joe Ricketts serves on the board of directors of TD AMERITRADE, and he and his family own approximately 17.7% of the common stock of TD AMERITRADE (following the purchase and sale described above).  The purchase and sale of the stock occurred on February 20, 2009.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Under the terms of the management incentive program, for fiscal year 2009, the annual incentive target for Mr. David M. Kelley, chief operating officer, was increased by $200,000 to $1,400,000.  Mr. Kelley’s annual incentive continues to be comprised of 50% cash and 50% equity.
On February 20, 2009, Thomas S. Ricketts, one of the three directors designated by the Ricketts stockholders under the stockholders agreement among TD AMERITRADE, The Toronto-Dominion Bank and the Ricketts stockholders, resigned from the board of directors, effective immediately, as a result of the sale of the stock described above in Item 1.01, as required under the stockholders agreement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TD AMERITRADE HOLDING CORPORATION
Date: February 23, 2009	By:	/s/ William J. Gerber
		Name:	William J. Gerber
		Title:	Chief Financial Officer